Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces Quarterly Dividend

LAKELAND, Fla., July 2, 2018 - Publix Super Markets, Inc. announced its board of directors declared a quarterly dividend of 26 cents per share on its common stock.

The dividend will be payable Aug. 1, 2018, either through direct deposit or mailed as a check to stockholders of record as of the close of business July 13, 2018.

Visit corporate.publix.com/stock to elect direct deposit of dividends. For individual, joint or custodial accounts, click Publix Stockholder Online at the bottom of the page. After registering for a secure and confidential online account, log in and select Dividends > Payment Preferences to elect direct deposit.

Direct deposit elections also can be made by completing the online Direct Deposit Authorization for Publix Stock Dividends form at corporate.publix.com/stock > Stockholder Resources > Forms. Print and sign the form as indicated, and then send it with a voided check to Publix stockholder services.

Publix is privately owned and operated by its more than 190,000 employees, with 2017 sales of $34.6 billion. Currently, Publix has 1,187 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. The company has been named one of Fortune’s 100 Best Companies to Work For in America for 21 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###